EXHIBIT 99.1

November 18, 2004

Steven Wingfield (301) 564-3354
Charles Yulish (301) 564-3391

USEC Inc. Completes Acquisition of NAC International from Pinnacle West

Bethesda, MD – USEC Inc. (NYSE: USU) announced today the closing of its previously announced acquisition of NAC International (NAC) from Pinnacle West Capital Corporation (NYSE: PNW).

The acquisition of NAC strengthens USEC’s position in the nuclear fuel cycle and allows the Company to provide a broader array of products and services, including transportation and storage systems for spent nuclear fuel and a wide range of nuclear and energy consulting services.

The purchase price was a maximum of $16 million, subject to post-closing adjustments, which includes approximately $10 million paid in cash at the closing and $6 million in cash placed in an escrow account. All or a portion of the escrowed funds will be released upon the satisfaction of certain conditions.

About NAC International

Since 1968, NAC International has been involved in the nuclear energy industry, and for more than two decades has been a leading provider of spent fuel solutions, nuclear materials transportation and nuclear fuel cycle consulting services worldwide. Its customers include nuclear utilities and the U.S. government. NAC transports spent nuclear fuel and provides spent fuel storage systems to customers in the United States and abroad. It recently filed an application for U.S. Nuclear Regulatory Commission approval and certification of its new spent fuel storage system, MAGNASTOR (Modular, Advanced Generation, Nuclear All-purpose Storage). NAC also manages the Nuclear Materials Management and Safeguards System, a U.S. government database that tracks the use and shipment of nuclear materials. NAC has its headquarters in Norcross, Georgia.

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About USEC

USEC Inc. is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants. The Company’s customers include both domestic and international utilities that operate nuclear power plants. USEC is the U.S. government’s exclusive executive agent for the Megatons to Megawatts national security program, a unique government/industry partnership, which recycles Russian weapons-grade uranium into fuel for nuclear power plants. USEC also is demonstrating, with plans to deploy, what is anticipated to be the world’s most efficient uranium enrichment technology, the American Centrifuge. USEC expects the American Centrifuge to be fully operational by the end of the decade. USEC is headquartered in Bethesda, Maryland, operates a production facility in Paducah, Kentucky, and has sites in Piketon, Ohio and Oak Ridge, Tennessee.

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC and NAC. Actual results and trends may differ materially depending upon a variety of factors, which are described in USEC’s periodic filings with the Securities and Exchange Commission. These SEC filings are available on USEC’s website, www.usec.com.

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